     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Financial Planning and Analysis
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS ANNOUNCES FIRST QUARTER RESULTS
HOUSTON, May 7, 2019 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the first quarter of 2019 and provided an operational update. Highlights include:
First Quarter 2019 Highlights

•	Total production of 61,960 Boe/d, 21% above the first quarter of 2018

•	Crude oil production of 40,727 Bbls/d, 19% above the first quarter of 2018

•	Net income attributable to common shareholders of $146.2 million, or $1.58 per diluted share, and Net cash provided by operating activities of $125.1 million

•	Adjusted net income attributable to common shareholders of $43.6 million, or $0.47 per diluted share, and Adjusted EBITDA of $152.9 million
Guidance and Operational Highlights

•	Production from multipads in the Eagle Ford Shale and Delaware Basin expected to drive a 7%-9% increase in volumes during the second quarter

•	Early results from initial multi-layer, co-development test in the Delaware Basin have been encouraging

•	Greater-than-expected efficiency gains have yielded further well cost reductions across the asset portfolio

•	2019 DC&I capital expenditure guidance maintained at $525-$575 million

•	2019 production guidance reiterated at 66,800-67,800 Boe/d
Carrizo reported first quarter of 2019 net income attributable to common shareholders of $146.2 million, or $1.59 and $1.58 per basic and diluted share, respectively, compared to net income attributable to common shareholders of $14.7 million, or $0.18 per basic and diluted share, in the first quarter of 2018. The net income attributable to common shareholders for the first quarter of 2019 and the first quarter of 2018 include certain items typically excluded from published estimates by the investment community. Adjusted net income attributable to common shareholders, which excludes the impact of these items as described in the non-GAAP reconciliation tables below, for the first quarter of 2019 was $43.6 million, or $0.47 per diluted share, compared to $39.5 million, or $0.48 per diluted share, in the first quarter of 2018.
For the first quarter of 2019, Adjusted EBITDA was $152.9 million. Adjusted EBITDA and the reconciliation to net income attributable to common shareholders and net cash provided by operating activities are presented in the non-GAAP reconciliation tables below.
Production volumes during the first quarter of 2019 were 5,576 MBoe, or 61,960 Boe/d, an increase of 21% versus the first quarter of 2018, and near the high end of the Company’s guidance range of 61,100-62,100 Boe/d. The year-over-year growth was driven by strong production from both of the Company’s core plays. Crude oil production during the first quarter of 2019 averaged 40,727 Bbls/d, an increase of 19% versus the first quarter of 2018 and above the high end of the Company’s guidance range; natural gas and NGL production were 67,977 Mcf/d and 9,903 Bbls/d, respectively, during the first quarter of 2019.

Drilling, completion, and infrastructure (DC&I) capital expenditures for the first quarter of 2019 were $214.7 million. Approximately 63% of the first quarter DC&I spending was in the Eagle Ford Shale, with the balance in the Delaware Basin. Land and seismic capital expenditures during the quarter were $9.1 million, and were primarily focused in the Delaware Basin.
For 2019, Carrizo is maintaining its DC&I capital expenditure guidance of $525.0-$575.0 million. The Company’s 2019 development plan continues to call for it to run an average of 3-4 rigs during the year between its assets in the Eagle Ford Shale and Delaware Basin. Based on this level of activity, Carrizo expects to drill 75-85 gross (65-75 net) operated wells and complete 95-105 gross (85-95 net) operated wells during the year.
Carrizo is reiterating its 2019 production guidance of 66,800-67,800 Boe/d. Crude oil production is expected to account for 63% of the Company's production for the year, while total liquids are expected to account for 80%. The 2019 guidance range equates to annual growth of approximately 11% at the midpoint. For the second quarter of the year, Carrizo expects production to be 66,500-67,500 Boe/d. This implies an increase of 7%-9% versus the first quarter of the year as the Company’s production benefits from its multipad projects in the Eagle Ford Shale and Delaware Basin. For the quarter, crude oil is expected to account for 64% of production, while total liquids are expected to account for 81%. A full summary of Carrizo’s guidance is provided in the attached tables.
S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “During the first quarter, we executed on our plan in all areas of our business. Our recent operational focus has been on the development of several highly-efficient multipad projects, which we completed on time and within budget. While these larger-scale projects are expected to result in greater efficiencies, and thus, improved project-level economics, they also result in a more uneven production profile. We saw this impact in the first quarter, as the limited number of wells that we turned to sales late in the fourth quarter and early in the first quarter, combined with a higher level of planned downtime for offsetting completion activity, led to a sequential decline in our production. However, we are now reaping the rewards of this activity as we began bringing on wells from our two large-scale multipad projects in the Eagle Ford Shale during the first quarter and our initial multipad project in the Delaware Basin during the second quarter. As a result, we expect to see a significant increase in our production during the current quarter.
“In the Delaware Basin, we are very pleased with the early results from The Six, our initial four-layer, co-development test of the Wolfcamp A, B, and C, as the project has already reached a rate of approximately 10,600 Boe/d with crude oil production of approximately 6,400 Bbls/d. Included in The Six is an additional Wolfcamp C test, which has recently been averaging more than 1,450 Boe/d. This provides us with another encouraging data point from this upside target on our acreage position.
“One of our primary corporate initiatives in 2019 has been increasing our capital efficiency through the optimization of all phases of our drilling and completion programs. We set aggressive targets for cost reductions and efficiency gains, and we are currently exceeding these targets in both of our plays. As a result, we have been able to reduce our well costs in the Eagle Ford Shale and Delaware Basin by an additional 5%-10%. A key driver of these additional efficiency gains has been reduced cycle times in our operations, especially in the Delaware Basin, where we have been drilling wells faster than planned. Given this, we may not need to add a third rig in the Delaware Basin as early as previously forecast in order to execute on our planned drilling activity for 2019.
“We remain committed to capital discipline and achieving our goals of generating free cash flow and reducing debt. As a result, we have no plans to adjust our planned 2019 budget in response to the recent increase in crude oil prices. We remain on track to reach a free-cash-flow-positive inflection point by the third quarter of this year and currently plan to use incremental cash flow from higher-than-budgeted commodity prices to accelerate debt reduction.”
Operational Update
In the Eagle Ford Shale, where the Company holds approximately 76,500 net acres, Carrizo drilled 27 gross (24 net) operated wells during the first quarter and completed 32 gross (32 net) operated wells. Production from the play was more than 39,500 Boe/d for the quarter, up 2% versus the prior quarter as production from the multipads began coming online; crude oil accounted for 79% of the Company’s production from the play. At the end of the quarter, Carrizo had 41 gross (38 net) operated Eagle Ford Shale wells in progress or waiting on completion. Carrizo currently expects to drill 55-60 gross (45-50 net) operated wells and complete 75-80 gross (70-75 net) operated wells in the play during 2019.
Production from Carrizo’s two recent large-scale multipad projects in the Eagle Ford Shale, located in its Pena and RPG project areas, began during the first quarter of the year. Total production from the projects has increased materially over the last several months as additional wells have been turned to sales. The projects consist of a total of 33 wells on eight pads, with 12 wells located in the Pena project area and 21 wells located in the RPG project area. Production from the projects has been consistent with the Company’s expectations, and has recently been averaging more than 13,700 Boe/d net (90% oil) from restricted chokes.
Carrizo continues to reduce cycle times and capture efficiency gains in its Eagle Ford Shale program. Year-to-date, Carrizo has averaged approximately 8 drilling days per well, down from 9-10 in 2018. The Company has also been able to increase its completion cadence to approximately 9 stages per day, versus 6-7 on average in 2018. The improved cycle times, plus the other process improvements and service cost reductions that the Company has previously discussed, resulted in a 10%-15% reduction in average drilling cost and completion cost per effective lateral foot in the first quarter relative to the fourth quarter of 2018. The efficiency gains achieved to date have exceeded the Company’s prior expectations, and Carrizo now expects average well costs in the Eagle Ford Shale to be $3.9-$4.1 million for a 6,600-ft. lateral well, down from $4.3 million previously.
In the Delaware Basin, where it holds more than 46,000 net acres, Carrizo drilled 8 gross (8 net) operated wells during the first quarter and completed 11 gross (9 net) wells. Production from the play was more than 22,400 Boe/d for the quarter, down versus the prior quarter due to a limited number of wells coming online in late 2018 and early 2019 as well as a higher level of downtime associated with offsetting completion activity. Crude oil production during the first quarter was approximately 9,400 Bbls/d, accounting for 42% of the Company’s production from the play. At the end of the quarter, Carrizo had 9 gross (8 net) operated Delaware Basin wells in progress or waiting on completion. Carrizo currently expects to drill 20-25 gross (20-25 net) operated wells and complete 20-25 gross (15-20 net) operated wells in the play during 2019.
Carrizo’s primary operational focus in the Delaware Basin thus far in 2019 has been testing multi-layer, co-development concepts on its acreage. The Company recently completed The Six, its first large-scale, co-development test of the Wolfcamp A, B, and C, consisting of six wells across four landing zones. The test spans more than 550 feet of vertical reservoir thickness with the six wells spaced in a 330-ft. wine-rack configuration. The wells began production in mid-April, and are continuing to clean up. While early, Carrizo is pleased with the initial performance from the project as it has already achieved a rate of approximately 10,600 Boe/d (60% oil, 78% liquids).
Included in this co-development, or cube, test was an additional Wolfcamp C well in the Phantom project area. The St. Clair 2827 Allocation A 12H, which was drilled approximately 250 feet below the two Wolfcamp B Lower wells, recently recorded a 7-day rate of more than 1,450 Boe/d (51% oil, 73% liquids) from an approximate 10,000-ft. lateral. The early results from this well continue to support the Wolfcamp C as an additional potential target on the Company’s Phantom-area acreage. Currently, Carrizo’s estimate of net de-risked drilling locations in the Delaware Basin includes only those in the Wolfcamp A and B.
Early processing results from the microseismic data collected during the completion of The Six have yielded some notable insights. In particular, the spatial distribution of the microseismic events showed the potential for increased hydraulic fracture complexity and increased stimulated rock in the Wolfcamp layers. This implies that multi-layer co-development could result in improved frac geometries and positive communication, a dynamic the Company previously saw when developing the Barnett Shale. In addition to these preliminary conclusions, the microseismic data indicates that carbonates of a certain thickness may act as a barrier to control frac-height growth. Carrizo is planning additional co-development tests in both the Ford West and Phantom areas, and expects to provide updates on them once it has sufficient production history.
Carrizo also remains focused on improving efficiencies and driving down costs in its Delaware Basin operations. In 2019, the Company has transitioned to a full-scale, multi-well pad development program in the basin. During the first quarter of the year, Carrizo’s drilling activity was primarily on its Ford West acreage, as it was completing The Six in the Phantom area. The Company was able to materially reduce its drilling cycle times in the play during the quarter, with wells on multi-well pads being drilled 19% faster than their single-well counterparts during 2018. One recent three-well pad of 10,000-ft. lateral wells in the Ford West area was drilled in approximately 20 days on average, a Company record; this was more than 30% faster than the Company’s budgeted drilling curve for the area. The reduced cycle times coupled with other process improvements resulted in more than a 35% reduction in drilling cost per effective lateral foot in the Ford West area during the first quarter relative to the fourth quarter of 2018. Efficiency gains and cost reductions have also helped Carrizo materially reduce its completion costs in the Delaware Basin, with average completion cost per effective lateral foot declining by approximately 25% in the first quarter relative to the third quarter of 2018. As with the Eagle Ford Shale, these efficiency gains have exceeded the Company’s prior expectations, and Carrizo now expects average well costs in the Delaware Basin to be $7.8-$8.2 million for a 7,000-ft. lateral well, down from $8.5 million previously.
Hedging Activity
Hedging continues to be an important element of Carrizo’s strategy to protect its balance sheet and provide predictable cash flows. As part of this strategy, the Company maintains an active hedging program while retaining the flexibility to benefit from commodity price increases. Carrizo currently has hedges in place for more than 70% of estimated crude oil production for the remainder of 2019 (based on the midpoint of guidance), consisting of swaps covering 4,455 Bbls/d of crude oil at an average fixed price of $64.80 and three-way collars covering 27,000 Bbls/d of crude oil with an average floor price of $50.96/Bbl, ceiling price of $74.23/Bbl, and sub-floor price of $41.67/Bbl.
For 2020, the Company currently has swaps covering 3,000 Bbls/d of crude oil at an average fixed price of $55.06/Bbl and three-way collars covering 12,000 Bbls/d with an average floor price of $55.63/Bbl, ceiling price of $66.04/Bbl, and sub-floor price of $45.63/Bbl.
Please refer to the attached tables for full details of the Company’s commodity derivative contracts.

Conference Call Details
The Company will hold a conference call to discuss first quarter 2019 financial results on Wednesday, May 8, 2019 at 10:00 AM Central Daylight Time. To participate in the call, please dial (800) 768-9481 (U.S. & Canada) or +1 (303) 223-0120 (Intl.) ten minutes before the call is scheduled to begin. A replay of the call will be available through Wednesday, May 15, 2019 at 12:00 PM Central Daylight Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl.). The reservation number for the replay is 21922809 for U.S., Canadian, and International callers.
A simultaneous webcast of the call may be accessed over the internet by visiting the Carrizo website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on “First Quarter 2019 Earnings Call”. To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 7 days.
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.
Statements in this release that are not historical facts, including but not limited to those related to capital requirements, expectations or projections, cost reductions, drilling, fracking and capital efficiencies, cycle times, growth within cash flow and goal of free cash flow generation, activity among basins, goals, leverage metrics, capital expenditure, infrastructure program, resource potential, guidance, results of tests, rig program, production, average well returns, estimated production results and financial performance, effects of transactions, targeted ratios and other metrics, timing, levels of and potential production, expectations regarding growth, oil and gas prices, drilling and completion activities and optimization, benefits of certain well completion designs, well spacing, landing zone optimization, drilling techniques, including multi-pad and multi-zone drilling, completion and development techniques, drilling inventory, including timing thereof, well costs, break-even prices, production mix, development plans, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, Delaware Basin constraints, estimated recoveries, pricing and other factors affecting average well returns, results of wells and testing, failure of actual production to meet expectations, results of infrastructure program, failure to reach significant growth, performance of rig operators, spacing test results, availability of gathering systems, pipeline and other transportation issues, costs and availability of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, risks and effects of acquisitions and dispositions, market and other conditions, risks regarding financing, capital needs, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2018 and its other filings with the U.S. Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$2,173	$2,282
Accounts receivable, net	94,944	99,723
Derivative assets	10,858	39,904
Other current assets	9,669	8,460
Total current assets	117,644	150,369
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	2,514,178	2,333,470
Unproved properties, not being amortized	665,957	673,833
Other property and equipment, net	11,880	11,221
Total property and equipment, net	3,192,015	3,018,524
Deferred income taxes	179,146	—
Operating lease right-of-use assets	71,965	—
Other long-term assets	13,222	16,207
Total Assets	$3,573,992	$3,185,100

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$122,941	$98,811
Revenues and royalties payable	46,027	49,003
Accrued capital expenditures	99,597	60,004
Accrued interest	23,314	18,377
Derivative liabilities	75,994	55,205
Operating lease liabilities	35,543	—
Other current liabilities	46,508	40,609
Total current liabilities	449,924	322,009
Long-term debt	1,714,764	1,633,591
Asset retirement obligations	21,521	18,360
Long-term operating lease liabilities	42,468	—
Deferred income taxes	7,945	8,017
Other long-term liabilities	30,417	47,797
Total liabilities	2,267,039	2,029,774
Commitments and contingencies
Preferred stock
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 200,000 issued and outstanding as of March 31, 2019 and December 31, 2018	175,223	174,422
Shareholders’ equity
Common stock, $0.01 par value, 180,000,000 shares authorized; 92,503,562 issued and outstanding as of March 31, 2019 and 91,627,738 issued and outstanding as of December 31, 2018	925	916
Additional paid-in capital	2,130,989	2,131,535
Accumulated deficit	(1,000,184)	(1,151,547)
Total shareholders’ equity	1,131,730	980,904
Total Liabilities and Shareholders’ Equity	$3,573,992	$3,185,100

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues
Crude oil	$202,744	$194,919
Natural gas liquids	16,837	16,902
Natural gas	13,459	13,459
Total revenues	233,040	225,280

Costs and Expenses
Lease operating	42,031	39,273
Production and ad valorem taxes	14,894	12,548
Depreciation, depletion and amortization	75,322	64,467
General and administrative, net	24,732	27,292
Loss on derivatives, net	83,284	29,596
Interest expense, net	16,451	15,517
Loss on extinguishment of debt	—	8,676
Other expense, net	4,358	100
Total costs and expenses	261,072	197,469

Income (Loss) Before Income Taxes	(28,032)	27,811
Income tax (expense) benefit	179,395	(319)
Net Income	$151,363	$27,492
Dividends on preferred stock	(4,360)	(4,863)
Accretion on preferred stock	(801)	(753)
Loss on redemption of preferred stock	—	(7,133)
Net Income Attributable to Common Shareholders	$146,202	$14,743

Net Income Attributable to Common Shareholders Per Common Share
Basic	$1.59	$0.18
Diluted	$1.58	$0.18

Weighted Average Common Shares Outstanding
Basic	91,740	81,542
Diluted	92,292	82,578

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(In thousands, except share amounts)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance as of December 31, 2018	91,627,738	$916	$2,131,535	($1,151,547)	$980,904
Stock-based compensation expense	—	—	4,624	—	4,624
Issuance of common stock upon grants of restricted stock awards and vestings of restricted stock units and performance shares	875,824	9	(9)	—	—
Dividends on preferred stock	—	—	(4,360)	—	(4,360)
Accretion on preferred stock	—	—	(801)	—	(801)
Net income	—	—	—	151,363	151,363
Balance as of March 31, 2019	92,503,562	$925	$2,130,989	($1,000,184)	$1,131,730

Balance as of December 31, 2017	81,454,621	$815	$1,926,056	($1,555,974)	$370,897
Stock-based compensation expense	—	—	5,647	—	5,647
Issuance of common stock upon grants of restricted stock awards and vestings of restricted stock units and performance shares	610,940	6	(12)	—	(6)
Dividends on preferred stock	—	—	(4,863)	—	(4,863)
Accretion on preferred stock	—	—	(753)	—	(753)
Loss on redemption of preferred stock	—	—	(7,133)	—	(7,133)
Net income	—	—	—	27,492	27,492
Balance as of March 31, 2018	82,065,561	$821	$1,918,942	($1,528,482)	$391,281

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash Flows From Operating Activities
Net income	$151,363	$27,492
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	75,322	64,467
Loss on derivatives, net	83,284	29,596
Cash paid for commodity derivative settlements, net	(2,638)	(14,365)
Loss on extinguishment of debt	—	8,676
Stock-based compensation expense, net	4,115	3,518
Deferred income tax (benefit) expense	(179,218)	193
Non-cash interest expense, net	603	662
Other, net	1,364	(2,689)
Changes in components of working capital and other assets and liabilities-
Accounts receivable	(4,309)	10,738
Accounts payable	(14,385)	15,526
Accrued liabilities	10,568	(4,317)
Other assets and liabilities, net	(966)	(773)
Net cash provided by operating activities	125,103	138,724
Cash Flows From Investing Activities
Capital expenditures	(171,042)	(234,685)
Acquisitions of oil and gas properties	8,222	—
Proceeds from divestitures of oil and gas properties	3,107	342,359
Other, net	(880)	(87)
Net cash provided by (used in) investing activities	(160,593)	107,587
Cash Flows From Financing Activities
Redemptions of senior notes	—	(326,010)
Redemption of preferred stock	—	(50,030)
Borrowings under credit agreement	470,632	694,260
Repayments of borrowings under credit agreement	(389,920)	(563,860)
Payments of credit facility amendment fees	(613)	(150)
Payments of dividends on preferred stock	(4,360)	(4,863)
Cash paid for settlements of contingent consideration arrangements, net	(40,000)	—
Other, net	(358)	(313)
Net cash provided by (used in) financing activities	35,381	(250,966)
Net Decrease in Cash and Cash Equivalents	(109)	(4,655)
Cash and Cash Equivalents, Beginning of Period	2,282	9,540
Cash and Cash Equivalents, End of Period	$2,173	$4,885

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income Attributable to Common Shareholders (GAAP) to Adjusted Net Income Attributable to Common Shareholders (Non-GAAP)
Adjusted net income attributable to common shareholders is a non-GAAP financial measure which excludes certain items that are included in net income attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are those which the Company believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring.
Adjusted net income attributable to common shareholders is presented because management believes it provides useful additional information to investors for analysis of the Company’s fundamental business on a recurring basis. In addition, management believes that adjusted net income attributable to common shareholders is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Adjusted net income attributable to common shareholders should not be considered in isolation or as a substitute for net income attributable to common shareholders or any other measure of a company’s financial performance or profitability presented in accordance with GAAP. A reconciliation of the differences between net income attributable to common shareholders and adjusted net income attributable to common shareholders is presented below. Because adjusted net income attributable to common shareholders excludes some, but not all, items that affect net income attributable to common shareholders and may vary among companies, our calculation of adjusted net income attributable to common shareholders may not be comparable to similarly titled measures of other companies.

	Three Months Ended March 31,
	2019	2018
	(In thousands, except per share amounts)
Net Income Attributable to Common Shareholders (GAAP)	$146,202	$14,743
Loss on redemption of preferred stock	—	7,133
Income tax expense (benefit)	(179,395)	319
Loss on derivatives, net	83,284	29,596
Cash paid for commodity derivative settlements, net	(2,638)	(14,365)
Non-cash general and administrative, net	4,115	3,518
Loss on extinguishment of debt	—	8,676
Non-recurring and other expense, net	4,358	1,193
Adjusted income before income taxes	55,926	50,813
Adjusted income tax expense (1)	(12,303)	(11,265)
Adjusted Net Income Attributable to Common Shareholders (Non-GAAP)	$43,623	$39,548

Net Income Attributable to Common Shareholders Per Diluted Common Share (GAAP)	$1.58	$0.18
Loss on redemption of preferred stock	—	0.09
Income tax expense (benefit)	(1.94)	—
Loss on derivatives, net	0.90	0.36
Cash paid for commodity derivative settlements, net	(0.03)	(0.17)
Non-cash general and administrative, net	0.05	0.04
Loss on extinguishment of debt	—	0.11
Non-recurring and other expense, net	0.05	0.01
Adjusted income before income taxes	0.61	0.62
Adjusted income tax expense	(0.14)	(0.14)
Adjusted Net Income Attributable to Common Shareholders Per Diluted Common Share (Non-GAAP)	$0.47	$0.48

Diluted Weighted Average Shares Outstanding	92,292	82,578

(1)
For the three months ended March 31, 2019 and 2018, adjusted income tax expense was calculated using a rate of 22.0% and 22.2%, respectively, which approximates the Company’s statutory tax rate adjusted for ordinary permanent differences.

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Reconciliation of Net Income Attributable to Common Shareholders (GAAP) to Adjusted EBITDA (Non-GAAP) to Net Cash Provided by Operating Activities (GAAP)
Adjusted EBITDA is a non-GAAP financial measure which excludes certain items that are included in net income attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are interest, income taxes, depreciation, depletion and amortization, impairments, dividends and accretion on preferred stock and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring.
Adjusted EBITDA is presented because management believes it provides useful additional information to investors and analysts, for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally generate funds for exploration and development, and to service debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income attributable to common shareholders, net cash provided by operating activities, or any other measure of a company’s profitability or liquidity presented in accordance with GAAP. A reconciliation of net income attributable to common shareholders to adjusted EBITDA to net cash provided by operating activities is presented below. Because adjusted EBITDA excludes some, but not all, items that affect net income attributable to common shareholders, our calculations of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Discretionary Cash Flows (Non-GAAP)
Discretionary cash flows are a non-GAAP financial measure which excludes certain items that are included in net cash provided by operating activities, the most directly comparable GAAP financial measure. Items excluded are changes in the components of working capital and other items that the Company believes affect the comparability of operating cash flows such as items that are non-recurring.
Discretionary cash flows are presented because management believes it provides useful additional information to investors for analysis of the Company’s ability to generate cash to fund exploration and development, and to service debt. In addition, management believes that discretionary cash flows is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.
Discretionary cash flows should not be considered in isolation or as a substitute for net cash provided by operating activities or any other measure of a company’s cash flows or liquidity presented in accordance with GAAP. A reconciliation of net cash provided by operating activities to discretionary cash flows is presented below. Because discretionary cash flows excludes some, but not all, items that affect net cash provided by operating activities and may vary among companies, our calculation of discretionary cash flows may not be comparable to similarly titled measures of other companies.

	Three Months Ended March 31,
	2019	2018
	(In thousands, except per Boe amounts)
Net Income Attributable to Common Shareholders (GAAP)	$146,202	$14,743
Dividends on preferred stock	4,360	4,863
Accretion on preferred stock	801	753
Loss on redemption of preferred stock	—	7,133
Income tax expense (benefit)	(179,395)	319
Depreciation, depletion and amortization	75,322	64,467
Interest expense, net	16,451	15,517
Loss on derivatives, net	83,284	29,596
Cash paid for commodity derivative settlements, net	(2,638)	(14,365)
Non-cash general and administrative, net	4,115	3,518
Loss on extinguishment of debt	—	8,676
Non-recurring and other expense, net	4,358	1,193
Adjusted EBITDA (Non-GAAP)	$152,860	$136,413
Cash interest expense, net	(15,848)	(14,855)
Dividends on preferred stock	(4,360)	(4,863)
Other cash and non-cash adjustments, net	1,238	738
Discretionary Cash Flows (Non-GAAP)	$133,890	$117,433
Changes in components of working capital and other	(8,787)	21,291
Net Cash Provided By Operating Activities (GAAP)	$125,103	$138,724

Adjusted EBITDA (Non-GAAP)	$152,860	$136,413
Total barrels of oil equivalent	5,576	4,613
Adjusted EBITDA Margin ($ per Boe) (Non-GAAP)	$27.41	$29.57

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND REALIZED PRICES
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Total production volumes -
Crude oil (MBbls)	3,665	3,072
NGLs (MBbls)	891	739
Natural gas (MMcf)	6,118	4,810
Total barrels of oil equivalent (MBoe)	5,576	4,613

Daily production volumes by product -
Crude oil (Bbls/d)	40,727	34,136
NGLs (Bbls/d)	9,903	8,213
Natural gas (Mcf/d)	67,977	53,446
Total barrels of oil equivalent (Boe/d)	61,960	51,257

Daily production volumes by region (Boe/d) -
Eagle Ford	39,533	35,623
Delaware Basin	22,427	15,235
Other	—	399
Total barrels of oil equivalent (Boe/d)	61,960	51,257

Realized prices -
Crude oil ($ per Bbl)	$55.32	$63.45
NGLs ($ per Bbl)	$18.90	$22.87
Natural gas ($ per Mcf)	$2.20	$2.80

	CARRIZO OIL & GAS, INC.
	COMMODITY DERIVATIVE CONTRACTS - AS OF MAY 3, 2019
	(Unaudited)

									Fixed
					Fixed	Sub-Floor	Floor	Ceiling	Price
				Volumes	Price	Price	Price	Price	Differential
				(Bbls	($ per	($ per	($ per	($ per	($ per
Commodity	Period	Type of Contract	Index	per day)	Bbl)	Bbl)	Bbl)	Bbl)	Bbl)
Crude oil	2Q19	Price Swaps	NYMEX WTI	3,352	$64.80	—	—	—	—
Crude oil	2Q19	Three-Way Collars	NYMEX WTI	27,000	—	$41.67	$50.96	$74.23	—
Crude oil	2Q19	Basis Swaps	LLS-WTI Cushing	6,000	—	—	—	—	$5.16
Crude oil	2Q19	Basis Swaps	WTI Midland-WTI Cushing	7,609	—	—	—	—	($4.38)
Crude oil	2Q19	Sold Call Options	NYMEX WTI	3,875	—	—	—	$81.07	—

Crude oil	3Q19	Price Swaps	NYMEX WTI	5,000	$64.80	—	—	—	—
Crude oil	3Q19	Three-Way Collars	NYMEX WTI	27,000	—	$41.67	$50.96	$74.23	—
Crude oil	3Q19	Basis Swaps	LLS-WTI Cushing	6,000	—	—	—	—	$5.16
Crude oil	3Q19	Basis Swaps	WTI Midland-WTI Cushing	9,100	—	—	—	—	($4.44)
Crude oil	3Q19	Sold Call Options	NYMEX WTI	3,875	—	—	—	$81.07	—

Crude oil	4Q19	Price Swaps	NYMEX WTI	5,000	$64.80	—	—	—	—
Crude oil	4Q19	Three-Way Collars	NYMEX WTI	27,000	—	$41.67	$50.96	$74.23	—
Crude oil	4Q19	Basis Swaps	WTI Midland-WTI Cushing	9,200	—	—	—	—	($4.64)
Crude oil	4Q19	Sold Call Options	NYMEX WTI	3,875	—	—	—	$81.07	—

Crude oil	2020	Price Swaps	NYMEX WTI	3,000	$55.06	—	—	—	—
Crude oil	2020	Three-Way Collars	NYMEX WTI	12,000	—	$45.63	$55.63	$66.04	—
Crude oil	2020	Basis Swaps	WTI Midland-WTI Cushing	10,658	—	—	—	—	($1.68)
Crude oil	2020	Sold Call Options	NYMEX WTI	4,575	—	—	—	$75.98	—

Crude oil	2021	Basis Swaps	WTI Midland-WTI Cushing	8,000	—	—	—	—	$0.18

									Fixed
					Fixed	Sub-Floor	Floor	Ceiling	Price
				Volumes	Price	Price	Price	Price	Differential
				(MMBtu	($ per	($ per	($ per	($ per	($ per
Commodity	Period	Type of Contract	Index	per day)	MMBtu)	MMBtu)	MMBtu)	MMBtu)	MMBtu)
Natural gas	2Q19	Basis Swaps	Waha-NYMEX Henry Hub	14,000	—	—	—	—	($2.12)
Natural gas	2Q19	Sold Call Options	NYMEX Henry Hub	33,000	—	—	—	$3.25	—

Natural gas	3Q19	Basis Swaps	Waha-NYMEX Henry Hub	15,000	—	—	—	—	($1.60)
Natural gas	3Q19	Sold Call Options	NYMEX Henry Hub	33,000	—	—	—	$3.25	—

Natural gas	4Q19	Basis Swaps	Waha-NYMEX Henry Hub	15,000	—	—	—	—	($1.05)
Natural gas	4Q19	Sold Call Options	NYMEX Henry Hub	33,000	—	—	—	$3.25	—

Natural gas	2020	Basis Swaps	Waha-NYMEX Henry Hub	29,541	—	—	—	—	($0.77)
Natural gas	2020	Sold Call Options	NYMEX Henry Hub	33,000	—	—	—	$3.50	—

CARRIZO OIL & GAS, INC.
SECOND QUARTER AND FULL YEAR 2019 GUIDANCE SUMMARY

	Second Quarter 2019	Full Year 2019
Daily Production Volumes (Boe/d)	66,500 - 67,500	66,800 - 67,800
Crude oil	64%	63%
NGLs	17%	17%
Natural gas	19%	20%

Unhedged Commodity Price Realizations
Crude oil (% of NYMEX oil)	99% - 101%	N/A
NGLs (% of NYMEX oil)	27% - 29%	N/A
Natural gas (% of NYMEX gas)	33% - 35%	N/A

Cash paid for commodity derivative settlements, net ($MM)	$6.0 - $10.0	N/A

Costs and Expenses -
Lease operating ($/Boe)	$7.00 - $7.50	$6.75 - $7.50
Production and ad valorem taxes (% of total revenues)	6.25% - 6.75%	6.00% - 6.75%
Cash general and administrative, net ($MM)	$10.0 - $10.5	$50.5 - $52.0
Depreciation, depletion and amortization ($/Boe)	$13.00 - $14.00	$13.00 - $14.00
Interest expense, net ($MM)	$17.5 - $18.5	N/A

Capital Expenditures -
Drilling, completion, and infrastructure ($MM)	N/A	$525.0 - $575.0
Interest ($MM)	$8.3 - $8.8	N/A